EXHIBIT 10.20a

THE PMI GROUP, INC.

PHANTOM STOCK AGREEMENT

The PMI Group, Inc. (the “Company”) hereby grants you,                              (the “Director”), the number of shares of Phantom Stock under the Company’s Non-employee Director Phantom Stock Plan (the “Plan”) indicated below. Subject to the provisions of Appendix A and of the Plan, the principal features of this award are as follows:

Date of Grant:

Number of shares of Phantom Stock:

Vesting of Phantom Stock: 100% of the shares of Phantom Stock shall vest upon the first to occur of (1) the fifth anniversary of the Date of Grant or (2) the cessation of your service as a Non-employee Director for any reason.

This award is subject to all of the terms and conditions contained in Appendix A and the Plan. PLEASE BE SURE TO READ ALL OF APPENDIX A, WHICH CONTAINS THE SPECIFIC TERMS AND CONDITIONS OF THIS AWARD.

THE PMI GROUP, INC.

Charles F. Broom
Senior Vice President

APPENDIX A

TERMS AND CONDITIONS OF PHANTOM STOCK GRANT

1. Grant of Phantom Stock. The Company hereby grants to the Director under the Plan the number of shares of Phantom Stock indicated on the first page of this Agreement subject to the terms and conditions set forth in this Agreement and the Plan.

2. Company’s Obligation to Pay. On any date, a share of Phantom Stock has a value equal to the Fair Market Value of one Share. Unless and until the shares have vested in accordance with the Vesting Schedule set forth on the first page of this Agreement, the Director will have no right to payment of the Phantom Stock. Prior to actual payment of any vested shares of Phantom Stock, the shares represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

3. Payment after Vesting. Subject to Section 5, Shares of Phantom Stock that vest will be paid to the Director (or in the event of the Director’s death, to his or her estate) in cash as soon as practicable following the date of vesting (but in all events within two and one-half months after vesting).

4. Death of Director. Any distribution or delivery to be made to the Director under this Agreement will, if the Director is then deceased, be made to the Director’s designated beneficiary or if no beneficiary survives the Director, the administrator or executor of the Director’s estate, notwithstanding the Specified Participant six (6) month delay as described below. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

5. Specified Participant. Notwithstanding any contrary Plan provision, any payment(s) that are required to be made under the Plan or this Agreement to a Specified Participant due to his or her termination of service (other than due to death) shall be accumulated during the first six (6) months following the termination of service and shall instead be paid on the payment date that immediately follows the end of such six-month period or as soon as administratively practicable thereafter, unless the Director dies during such six (6) month period, in which case, the cash settlement of the Phantom Stock will be paid to the Director’s estate as soon as practicable following his or her death, subject to Section 6. It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the Phantom Stock provided under this Agreement or the cash payable with respect thereto will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. For purposes of this Agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and any proposed, temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.

A “Specified Participant” means a Participant who, as of the date of his or her termination of service, is a key employee of the Company. For this purpose, a Participant shall be deemed to be a “key employee” of the Company if he or she meets the requirements of section 416(i)(1)(A)(i), (ii)

or (iii) of the Code (applied in accordance with the regulations thereunder and disregarding section 416(i)(5) of the Code) at any time during the 12-month period ending on September 30 (the “Identification Date”). In this connection, the definition of “compensation” under Treasury regulation section 1.415(c)-2(a) will be used, applied as if no safe harbor provided in Treasury regulation section 1.415(c)-2(d) were used, no elective special timing rules provided in Treasury regulation section 1.415(c)-2(e) were used, and no elective special rules provided in Treasury regulation section 1.415(c)-2(g) were used. If a Participant is a key employee of the Company as of any Identification Date, then he or she will be treated as such for the entire 12-month period beginning on the first day of the fourth month following the Identification Date.

6. Withholding of Taxes. The Company will withhold a portion of the payment due with respect to vested shares of Phantom Stock that has an aggregate market value sufficient to pay the federal, state, and local income, employment, and any other applicable taxes, if any, required to be withheld by the Company, unless the Company, in its sole discretion, either requires or otherwise permits the Director to make alternate arrangements satisfactory to the Company for such withholdings in advance of the arising of any withholding obligations. Notwithstanding any contrary provision of this Agreement, no payment will be made to the Director (or his or her beneficiary or estate) for any Phantom Stock unless and until satisfactory arrangements (as determined by the Committee) have been made by the Director with respect to the payment of any income and other taxes that the Company determines must be withheld or collected with respect to the Director’s vested Phantom Stock. All income and other taxes related to this Phantom Stock award and any payment delivered with respect thereto are the sole responsibility of the Director. By accepting this award, the Director expressly consents to the withholding described in this Section 6.

7. Rights as Stockholder. Subject to Section 8, neither the Director nor any person claiming under or through the Director will have any of the rights or privileges of a stockholder of the Company in respect of any shares of Phantom Stock.

8. Dividends and Distributions. The Director shall be entitled to receive the cash equivalent of dividends and distributions paid on shares underlying unvested shares of Phantom Stock. Any dividends or other distributions automatically shall be deemed reinvested in Phantom Stock (the “Dividend Phantom Stock”). Dividend Phantom Stock shall be subject to the same terms and conditions as the Phantom Stock, including (but not limited to) vesting and time and form of payment.

9. No Effect on Service. The transactions contemplated hereunder and the Vesting Schedule set forth on the first page of this Agreement do not constitute an express or implied promise of continued service for any period of time. The terms of the Director’s service shall not be affected by the grant of this award.

10. Address for Notices. Any notice to be given to the Company under the terms of this Agreement must be addressed to the Company, in care of Human Resources, The PMI Group, Inc., 3003 Oak Road, Walnut Creek, CA, 94597, or at such other address as the Company may hereafter designate in writing.

11. Grant is Not Transferable. Except as otherwise expressly provided herein, this grant, and the rights and privileges conferred hereby, may not be transferred, assigned, pledged, or hypothecated in any way (whether by operation of law or otherwise) and may not be subject to sale under execution, attachment, or similar process. Upon any attempt to transfer, assign, pledge, hypothecate, or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment, or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

12. Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors, and assigns of the Company and the Director.

13. Plan Governs. This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern. Capitalized terms used and not defined in this Agreement will have the meaning set forth in the Plan.

14. Committee Authority. The Committee will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any shares of Phantom Stock have vested). All actions taken and all interpretations and determinations made by the Committee in good faith will be final and binding upon the Director, the Company, and all other interested persons. No member of the Committee will be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Agreement.

15. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

16. Agreement Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

17. Modifications to the Agreement. This Agreement constitutes the entire understanding of the Company and the Director on the subjects covered. The Director is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement or the Plan can be made only in an express written agreement executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Agreement, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without the consent of the Director, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A prior to the actual payment of cash in settlement of this award of Phantom Stock.

18. Amendment, Suspension or Termination of the Plan. By accepting this award, the Director expressly warrants that he or she has received a right to an equity based award under the Plan, and has received, read, and understood a description of the Plan. The Director understands that the Plan is discretionary in nature and may be modified, suspended, or terminated by the Company at any time.

19. Notice of Governing Law. This award of Phantom Stock shall be governed by, and construed in accordance with, the laws of the State of California, without regard to principles of conflict of laws.

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